Limited Power of Attorney
For Executing Forms 3, 4 and 5

Know all by
these presents, that the undersigned hereby constitute and appoint Richard
M. Buxton, Scott A. Marek and John S. Daniels, and each of them singly, as the true and lawful attorney-in-fact of the undersigned, to:
(1) execute
for and on behalf of the undersigned, in the capacity of the undersigned as a director, officer and/or 10% beneficial owner of common stock of GAINSCO, INC. (the "Company"), Forms 3, 4, and 5 (including amendments thereto) in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;
(2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, file such forms with the Securities and Exchange Commission and any stock exchange and similar authority, and provide a copy as required by law or advisable to such persons as the attorney-in-fact deems appropriate; and
(3) take any other action of any type whatsoever in connection with the foregoing that, in the opinion of the attorney-in-fact, may be of benefit to, in the best interest of, or legally required of, the undersigned, it being understood that the documents executed by the attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as the attorney-in-fact may approve in his discretion.
The
undersigned hereby grant to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that the attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, and their substitutes, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the responsibilities of the undersigned to comply with
Section 16 of the Securities Exchange Act of 1934.
The undersigned agree
that each such attorney-in-fact may rely entirely on information furnished orally or in writing by or at the direction of the undersigned to the attorney-in-fact. The undersigned also agree to indemnify and hold harmless the Company and each such attorney-in-fact against any losses, claims, damages or liabilities that arise out of or are based upon any untrue statements or omissions of necessary facts in the information provided by or at the direction of the undersigned, or upon the lack of timeliness in the delivery of information by or at the direction of the undersigned, to the attorney-in-fact for purposes of executing, acknowledging, delivering or filing any Form 3, 4 or 5 (including any amendment thereto) and agree to reimburse the Company and the attorney-in-fact on demand for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, liability or action.
This
Power of Attorney shall remain in full force and effect until each of the undersigned is no longer required to file Forms 3, 4 and 5 with respect to securities issued by the Company, unless earlier revoked by the undersigned in a writing delivered to the foregoing attorneys-in-fact.
This Limited
Power of Attorney is executed as of the date written below.

/s/ James
R. Reis
James R. Reis


First Western Capital LLC


/s/ James
R. Reis
By: James R. Reis
Sole Manager
Date: August 17, 2005